UNITED STATES
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American States Water Company

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 April 2026  Stockholder Outreach  NYSE: AWR

 Forward-Looking Statement  This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should,” “growing,” “achieving,” “outlook” and similar phrases and expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the growth of the company’s dividends, the stable rating of the company’s and Golden State Water Company’s credit ratings, the expansion of the company’s regulated water operations, new capital upgrade projects awarded in 2025 for military contracts that are expected to be completed through 2028, and target reductions in Greenhouse Gas emissions. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them.   The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the Securities and Exchange Commission (SEC), particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this presentation and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.   01

 This presentation includes a discussion of certain financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States, and constitute “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with GAAP.   Non-GAAP financial measures in this presentation include references to diluted earnings per share by business subsidiary/segment, which is based on each business segment’s net income divided by the company’s weighted average number of diluted shares. Furthermore, when presenting historical consolidated diluted EPS, an adjustment has been made to 2024’s diluted EPS to help facilitate comparisons of performance from period to period, which resulted from receiving a final decision from the CPUC in the water general rate case.   Non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses non-GAAP measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measures regularly and compares them to historical periods and to the operating budget. The computations and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are presented herein.  Non-GAAP Financial Measures  02

Corporate Profile

American States Water Company

03

AWR is a low volatility water utility with a secure and growing dividend, operating in a constructive regulatory environment in California, along with a growing unregulated contracted services business serving military bases under 50-year contracts[1]

(1) The contracted services business has one 15-year contract

(2) A security rating is not a recommendation to buy, sell or hold securities, it may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating

(3) Source: Yahoo! Finance

Listed on the NYSE: AWR

AWR debt rating → A Stable[2]

GSWC debt ratings → A+ Stable[2]

As of April 9, 2026:

- ~39.2 million common shares outstanding
- Institutional Ownership → ~85%[3]
- 52-week low/high → $69.45/$82.94[3]
- Average daily volume → ~262,400 shares (3 months)[3]
- Market capitalization → ~$3.1 billion[3]
- Dividend yield → 2.62%[3]

 American States Water Company (AWR)  Investor-owned public utility holding company  100% owner of subsidiaries  $3.37 earnings per share (EPS) in 2025   Regulated water utility services:  265,100 customer connections in California  Golden State Water Company (GSWC)   $2.61 per share of 2025 AWR EPS (or 77.4%)  Regulated electric utility services:  24,900 customer connections in California  Bear Valley Electric Service, Inc. (BVES)  $0.25 per share of 2025 AWR EPS   (or 7.4%)  Contracted water and wastewater services for 12 military bases under 50-year contracts and 1 under a 15-year contract   American States Utility Services, Inc. (ASUS)  $0.61 per share of 2025 AWR EPS (or 18.1%)  Company Organizational Structure  Note: AWR consolidated fully diluted earnings per share as reported for 2025 were $3.37 per share. The chart on this slide sets forth the recorded diluted earnings per share contribution by business subsidiary/segment in 2025. The consolidated AWR EPS figure also includes a negative $0.09 per share attributable to AWR (parent) and the effects of rounding.   04  The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment to AWR’s consolidated fully diluted earnings per share later in this presentation.

 2025 Financial Highlights  Reported earnings per share (EPS) for 2025 were $3.37, compared to $3.17  per share reported for 2024. When compared against adjusted earnings of $3.04 for 2024, EPS increased by $0.33, or 10.9%, primarily driven by   the implementation of new customer rates at both of our water and electric utilities, and   an increase in management fee revenue, higher construction activities, and lower interest expense at our contracted services business.   Achieved a consolidated return on equity of 13.3%, despite a 15.9% increase in average consolidated equity balance compared to 2024 partially due to equity issuance under an ATM program. This compares very favorably to other publicly-traded water utilities.   Increased our quarterly dividend by 8.3%  AWR has increased the calendar year dividend for the 71st consecutive year.   Our dividend growth is consistent with our policy of achieving a compound annual dividend growth rate of more than 7% over the long term.  (1) Recorded earnings for 2024 were $3.17 per share (GAAP measure). Adjusted earnings per share for 2024 was $3.04, excluding the impact of a one-time tax beneﬁt of $0.13 per share recorded during the fourth quarter of 2024 because of receiving a ﬁnal decision from the CPUC in the water general rate case.   05  (1)  (1)

 For the 10-year period ended December 31, 2025, the company has achieved:  a compound annual growth rate (CAGR) of 7.7% in its reported consolidated diluted earnings per share (EPS); and   an 8.3% CAGR in its calendar year dividend payments.   Over the past five years, the company also achieved:  a 7.7% CAGR in reported consolidated diluted EPS;   an 8.7% CAGR in its calendar year dividend payments; and  an 8.8% CAGR in net utility plant at the regulated utilities (invested $932.1 million in company-funded capital expenditures).   Long-Term Performance Highlights  06

 Key Developments in 2025  Water utility general rate case sets new rates for 2025-2027 (received a 38.4% increase in authorized capital investments compared to the last rate cycle)  Water utility’s adopted average rate base grows at a 5-Year CAGR of 11.3% through 2026.  Electric utility general rate case sets new rates for 2023-2026, retroactive to January 1, 2023 (adopted an ROE of 10.0% and approved all requested capital expenditures and other incremental operating costs in connection with BVES’s wildfire mitigation plans).  Total regulated utilities’ spend on company-funded capital work was $210.9 million in 2025.  AWR’s regulated utilities received final decisions from the California Public Utilities Commission (CPUC) authorizing approximately $650 million in capital investments in connection with the utilities’ general rate cases   The CPUC approved the large California water utilities’ request to defer the cost of capital application by one year to May 1, 2027, with a corresponding effective date of January 1, 2028. With the deferral, GSWC will retain its authorized return on equity of 10.06% and a 57% equity ratio through the end of 2027.  07

 Key Developments in 2025 (cont.)  Expansion of regulated water operations in three areas of California including two new planned communities that at full build out over the next 20+ years will serve 18,800 customer connections.  ASUS was awarded $29.4 million in new capital upgrade (NCU) projects for military contracts expected to be completed through 2028.  Our regulated utilities’ spending with diverse suppliers was 30.8%, exceeding the CPUC’s target for the 13th consecutive year. Currently, the CPUC’s target is 23%.     Our record of maintaining strong credit ratings continued this year. We have an A credit rating from S&P on AWR and A+ for GSWC, with stable outlooks on both ratings. These are some of the highest credit ratings in the U.S. investor-owned water utility industry.  Recognized as one of TIME’s America’s Best Mid-Size Companies and Barron’s 100 Most Sustainable Companies.  Named one of America’s most trustworthy companies by Newsweek (AWR was Ranked #1 in the Energy & Utilities Industry).  08  A security rating is not a recommendation to buy, sell or hold securities, it may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating  (1)  (2) Newsweek’s ranking was released April 1, 2026, based on data primarily collected during the fall of 2025, with additional information gathered through January 2026.  (2)

 Governance Practices Promote Long-Term   Focus and Strengthen Accountability  09  AWR has a “1” rating on Governance from ISS  Board Chairman and CEO positions are separated  All independent directors except CEO  No poison pill  AWR received 94% support for our “Say on Pay” ballot measure in 2025  Utility Industry Experience or Knowledge  Government Contracting  Government  Engineering  Corporate Governance, Environmental and Social Matters  Acquisitions  Accounting, Finance and/or Audit  Information Technology  Leadership  Legal  Public Relations  Public Utility Regulation  Strategic Planning

 Environmental Stewardship  We have a sustainability oversight management team, which is responsible for the policies and operational controls of environmental, health, safety and social risks. The nominating and governance committee has oversight responsibilities for our environmental, social and governance policies and practices.  We continue to emphasize the reduction of our Market-based Scope 1 and 2 Greenhouse Gas (GHG) emissions, on our way to a 60% reduction by 2035 as compared to our 2020 base year;  Our regulated utilities over the past five years have invested $932.1 million in company-funded capital, improving water and electric reliability and reducing water loss throughout our water systems;  GSWC supplies recycled water to serve recycled water customers in several service areas, as well as participates in regional water use projects that use recycled water to replenish groundwater basins;   With the help of our incentive programs and the public’s awareness of the need to conserve, GSWC customers used 38.1% less water per customer than in 2007; and  ASUS has spent $626.2 million to renew and replace utility infrastructure, and made $722.1 million of upgrades to utility infrastructure on military bases since commencing its first military privatization contract in 2004.  10

 Compensation Philosophy and Design Overview  4 Key Principles  Compensation Committee annually assesses compensation peer group with independent consultant  Compensation peer group reflects reasonably sized peers in relevant industries (utility industry) to establish compensation levels and consistent plan design; priority is given to the two California water utility companies with the same regulatory oversight agencies  Rigorous performance goals are established in advance and based on the Company’s operating budget, three-year goals and three-year relative performance (compared to our most comparable public peers – water utilities)  Over the past five years, no named executive officer has achieved maximum payout under either the short-term incentive plan or the performance stock plan  Performance goals and adjustments are defined in advance  Compensation Committee limits discretion to 20% of each executive’s annual incentive opportunity (or 5% of total direct compensation for the CEO) and has full discretion to downward adjust payouts under the annual incentive opportunity   Thorough Process for Setting Compensation that Reflects Challenging Metrics  11

 75% of CEO’s target total direct compensation is at risk, consisting of an annual incentive cash award, and equity awards that are time-vested (RSUs) and performance-based (PSUs)  75% of CEO’s long-term incentives are tied to performance measures (PSUs)  PSU goals for the CEO are based on three-year objectives  PSU goals for the CEO are comprised of relative goals (relative Total Shareholder Return (TSR) against public-traded water utilities’ TSR) and internal goals (Aggregate GSWC Operating Expense Level & ASUS Cumulative Net Earnings)   Approximately 75% of CEO’s Compensation is at Risk  12  Compensation Philosophy and Design Overview  4 Key Principles (cont.)   (1)  (1) Total direct compensation is comprised of salary, annual incentives and long-term incentive awards

 Annual and long-term incentive goals tailored for each executive officer depending on role  Annual incentive (CEO)  60% based on profitability and capital expenditures  20% based on customer complaints, supplier diversity and compliance  20% based on individual performance  Long-term incentives (CEO)  19% based on total shareholder return relative to a defined peer group of water utilities   45% based on GSWC’s water segment operating expense achievement  11% based on ASUS cumulative net earnings achievement  25% based on service-based RSUs  Executive Compensation Program Designed with Shareholder, Regulator, and   Customer Considerations  13  Compensation Philosophy and Design Overview  4 Key Principles (cont.)

 Compensation Committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking  Shareholder and customer interests are balanced by weighting a portion of total direct compensation to the achievement of a mix of performance metrics, both internal and relative to our peers  No annual incentive measure for the CEO is weighted more than 20% of his total annual incentive, and no annual incentive measure for the other named executive officers is weighted more than 40% of their total annual incentive  Long-term incentive is comprised of performance-based PSUs and time-based RSUs  PSUs are based on three performance metrics required for Mr. Sprowls, Ms. Tang, Mr. Connor and Ms. Farrow, and two performance metrics required for Mr. Rowley  Annual incentives and PSU opportunities have maximum award levels which have less upside than the median practices among the compensation peer group  Executives are subject to stock ownership guidelines, our “clawback” policy, and anti-hedging and pledging policies  We do not provide employment agreements, “single trigger” cash severance payments or tax gross-ups, guaranteed bonuses or allow repricing, repurchasing or discounting of stock options  Plan Design Emphasizes Holistic Approach to Performance Assessment with Significant Risk Mitigators  Compensation Philosophy and Design Overview  4 Key Principles (cont.)   14

 Base salary – 3.2%  Target cash incentive – 3.2%  Target LTIP grant – 10.3%  Target Total Direct Compensation – 6.5%  Moderate changes in CEO target pay with increasing emphasis on alignment with shareholder results. The amounts presented below represent the average annual increases in the components of the CEO’s compensation for the five-year period 2022-2026:  Resulted in Moderate CEO Target Total Direct Compensation Changes  15  Target cash compensation – 3.2%  The average increase in reported EPS for the five-year period 2021-2025 – 10.4%

American States Water Company
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List of Compensation Peers

Owing to the limited number of similarly sized highly-regulated water utilities (with annual revenues between $300 million and $2.5 billion), a group of utilities was selected as our current peer group based on similarity in industry (water, gas and electric utilities), size and being highly regulated.

Company	Industry
ALLETE, Inc. (1)	E
Avista Corporation	E, G
California Water Service Group	W
Chesapeake Utilities Corporation	E, G, P, O
Essential Utilities, Inc.	W, G
IDACORP, Inc.	E
MGE Energy, Inc.	E, G
NorthWestern Energy Group, Inc.	E, G
Northwest Natural Holding Company	G
Otter Tail Corporation	E, O
H2O America (formerly SJW Group)	W

(1) ALLETE, Inc. was taken private on December 15, 2025

W Water G Natural Gas E Electric P Propane O Other

Alignment of CEO Pay with Performance  The following chart illustrates the pay for performance analysis of our CEO using realizable pay relative to each member of our current peer group over the two pay periods, 2020-2024 and 2021-2025.   17  Blue ring represents a pay period for AWR from 2020-2024 and Total Shareholder Return from 12/31/2019 to 12/31/2024.  Green ring represents a pay period for AWR from 2021-2025 and Total Shareholder Return from 12/31/2020 to 12/31/2025.  Diamonds represent Current Peers for a pay period and Total Shareholder Return period from 12/31/2019 to 12/31/2024.  NOTE: Projected realizable pay ranks presented to the left exclude ALLETE, Inc.; company’s stock price increased significantly following their May 2024 announcement that the company would be taken private.

 List of Water Utility Peers  American Water Works Company, Inc.  Essential Utilities, Inc.  California Water Service Group  H2O America (formerly SJW Group)  Middlesex Water Company  The York Water Company  Artesian Resources Corporation  $25,464  $10,855  $2,582  $1,754  $925  $460  $337  American States Water Company’s market capitalization was $2,806 ($mill) as of 12/31/2025.  Presented to the left is a list of the 7 publicly-traded water utilities that management considers peers for 10-K reporting purposes along with market capitalization as of 12/31/2025.  Compensation Peer  Source: CapitalIQ  Market Capitalization ($mill)  18

 Peer Comparisons  The company’s financial and operational success can also be measured on a relative basis by comparing the company’s performance to that of peer companies. Due to the limited number of publicly-traded water utility companies of similar size, the company’s compensation peer group is comprised of a more diverse group of water, gas and electric utilities, which may experience differing market conditions affecting performance. For example, among 72 US publicly held utility companies classified by S&P, the average non-weighted three year annualized total shareholder return as of December 31, 2025 was 14% for electric utilities, 9% for gas utilities, 7% for multi-utilities, -5% for water utilities, and -15% for renewable electricity. The company also reviews the performance of the seven publicly-traded water utility companies (four of which have not been included in the compensation peer group due to differing size). As measured by five key metrics: EPS Growth, Return on Equity (ROE), Return on Invested Capital (ROIC), Return on Assets (ROA) and Market Capitalization (MC) to Book Value (BV), over the past three years, the company’s performance has placed it in the top quartile on all five measures.  19

 Peer Comparisons (cont.)   The company’s total shareholder return, including reinvested dividends, can also be measured on a relative basis by comparing the company’s performance to that of peer companies. Over three, five, seven and ten year periods, compared to the compensation peer group, the company was in the third quartile for one measurement period, the second quartile for two of the measurement periods, and the first quartile for one measurement period. Since 2024, our compensation peer group’s total shareholder return performance has been, in part, affected by the expectations of increased electrification and artificial intelligence demands. Compared to the seven publicly-traded water utility companies, AWR had the highest performance for the five-year period, and was in the third quartile for the other three measurement periods.   20

 Executive Compensation Practices At a Glance  Pay for Performance Absolute and Relative: We link pay to performance and shareholder and customer interests by weighting a portion of total direct compensation to the achievement of a balanced mix of performance metrics, both internal and relative to our peers, established in advance by the Compensation Committee  What We Do  What We Do Not Do  No Employment Agreements: We do not have employment agreements with any of our executive officers  Generally, at least 50% of Long-Term Equity Awards Are Performance-Based: At least 75% of long-term equity awards to the CEO have been in the form of performance awards tied to three-year performance objectives. Generally, at least 50% of long-term equity awards to executive officers are in the form of performance awards tied to three-year performance objectives  No ‘‘Single Trigger’’ Cash Severance Payments, Equity Awards or Tax Gross Ups: We do not have ‘‘single trigger’’ cash severance payments or equity awards paid solely because of the occurrence of a change in control event and do not provide tax gross ups  Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with our independent compensation consultant  No Hedging in Company Securities: We have a policy prohibiting executives and directors from engaging in any hedging transaction with respect to company equity securities  Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking  No Pledging Company Securities: We have a policy generally prohibiting pledges of company securities by our executives and directors unless the nominating and governance committee approves it in advance. No officer or director has pledged shares since the policy was implemented  Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (5x for the CEO, 1.5x for senior vice presidents and 1x for vice presidents); directors are also subject to stock ownership guidelines and restrictions on sales of common shares until they own stock equal to 3x their annual cash retainer  No Repricing, Repurchasing or Discounting of Options: We do not reprice or repurchase underwater awards and we do not grant options at a discount to fair market value on the date of grant  “Clawback’’ Policy: Our clawback policy provides for the recoupment of cash and stock incentive compensation from an executive officer if, as a result of an accounting restatement, the Compensation Committee determines that the company would have paid the executive officer less than he or she was paid prior to the restatement as required by New York Stock Exchange rules  No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan  21  x  x  x  x  x  x

 FOR the election of the following directors to class III of the board of directors to serve until the annual meeting in 2029 or until their successors are duly elected and qualified:  Mr. Thomas A. Eichelberger   Mr. Roger M. Ervin  Mr. C. James Levin;  01  FOR the approval of the advisory vote on the compensation of our named executive officers; and   FOR the ratification of the appointment of Pricewaterhouse- Coopers LLP as the independent registered public accounting firm.  We Ask for Your Vote at Our Annual Meeting   03  04  Our Board values your support for its recommendations  on the following proposals:  22  FOR the approval of the 2026 Stock Incentive Plan;  02

 Computations and Reconciliations of Non-GAAP Financial Measures  Below are the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment to AWR’s consolidated diluted earnings per share for the year ended December 31, 2025 (as disclosed in our Form 10-K filed with the SEC):  23

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